Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our reserves report dated February 8, 2018, included in the Annual Report on Form 10-K of Yuma Energy, Inc. (the “Company”) for the fiscal year ended December 31, 2017, as well as in the notes to the financial statements included therein. We also hereby consent to the incorporation by reference of the references to our firm, in the context in which they appear, and to our reserves report dated February 8, 2018, into the Registration Statements on Form S-1 (File No. 333-218567, File No. 333-220449, File No. 333-220702), Form S-3 (File No. 333-222566) and Form S-8 (File No. 333-215605), filed with the U.S. Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C. H. (Scott) Rees III, P.E.

Chairman and Chief Executive Officer

Dallas, Texas
April 2, 2018